Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements and financial statement schedule of Crown Crafts, Inc. and subsidiaries dated June 13, 2006, appearing in the Annual Report on Form 10-K of Crown Crafts, Inc. for the year ended April 2, 2006.
/s/ Deloitte & Touche LLP
New Orleans, Louisiana
August 23, 2006